EXHIBIT 99.1

Blue Bird Corporation Announces the Listing of its Common Stock
on the Nasdaq Global Market

FORT VALLEY, GEORGIA - June 1, 2015 - Blue Bird Corporation (“Blue Bird” or the “Company”) (Nasdaq: BLBD and BLBDW) today announced that the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) has determined that the Company’s Common Stock satisfies all requirements for initial listing on the Nasdaq Global Market. This determination resolves the pending Nasdaq proceedings relating to the round lot holders of the Company’s Common Stock. As previously announced, the number of round lot holders of the Company’s Common Stock now exceeds the minimum 400 round lot shareholder threshold applicable to issuers listed on the Nasdaq Global Market. The listing of the Company’s Common Stock will be transferred from the Nasdaq Capital Market tier to the Nasdaq Global Market tier effective with the open of business on June 2, 2015, with no interruption in trading.
Concurrently, Blue Bird announced that it has been notified that Nasdaq plans to delist the Company’s warrants from the Nasdaq Capital Market, also effective with the open of trading on June 2, 2015. Each of these warrants represents the right to purchase one-half of one share of Common Stock at a price of $5.75, subject to adjustment. At present, there are 11,500,000 warrants outstanding providing for the purchase of a total of 5,750,000 shares of Common Stock. Nasdaq’s determination is the result of their being an insufficient number of round lot holders of such warrants to meet the listing requirements for either the Capital or Global market tiers. It is expected that the warrants will be quoted over-the-counter (“OTC”) upon delisting from Nasdaq and, to that end, the Company has filed an application for trading of the warrants on the OTCQB, a marketplace for the trading of over-the-counter securities, which is operated by OTC Markets. The Company expects the warrants to begin trading OTC effective with the open of business on June 2, 2015.
About Blue Bird Corporation
Blue Bird is the leading independent designer and manufacturer of school buses, with more than 550,000 buses sold since its formation in 1927 and approximately 180,000 buses in operation today. Blue Bird’s longevity and reputation in the school bus industry have made it an iconic American brand. Blue Bird distinguishes itself from its principal competitors by its singular focus on the design, engineering, manufacture and sale of school buses and related parts. As the only manufacturer of chassis and body production specifically designed for school bus applications, Blue Bird is recognized as an industry leader for school bus innovation, safety, product quality/reliability/durability, operating costs and drivability. In addition, Blue Bird is the market leader in alternative fuel applications with its propane-powered and compressed natural gas-powered school buses. Blue Bird manufactures school buses at two facilities in Fort Valley, Georgia. Its Micro Bird joint venture operates a manufacturing facility in Drummondville, Quebec, Canada. Service and after-market parts are distributed from Blue Bird’s parts distribution center located in Delaware, Ohio.

Contact
Jeff Merten
Director, Investor Relations & New Business Development
Blue Bird Corporation
(478) 822-2496
Jeff.Merten@blue-bird.com